EXHIBIT 5.1

OPINION OF COUNSEL

July 23, 2004

Mercury Interactive Corporation

379 N. Whisman Road

Mountain View, California 94043

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Mercury Interactive Corporation (the “Company”) in connection with the filing of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended, relating to 499,774 shares (the “Shares”) of the Company’s common stock, par value $0.002 per share, deliverable pursuant to the Appilog, Inc. 2003 Stock Option Plan (the “Plan”).

We have examined such documents and records as we have deemed necessary for the purposes of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that the Shares, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell